RESTATED BY-LAWS

FIRST CHAPTER

CORPORATE NAME, PORPOSE, DOMICILE, DURATION AND NATIONALITY OF THE CORPORATION

CLAUSE FIRST: The corporation shall be named "VITRO", followed by the words "SOCIEDAD ANONIMA BURSATIL DE CAPITAL VARIABLE", or its initials, "S.A.B. de C.V.

CLAUSE SECOND.- The Corporation shall have as corporate purpose: a) to subscribe for, dispose off or acquire shares of capital stock, bonds, debentures, certificates, promissory notes, securities granting optional rights and other securities ("titulos valor") and other documents issued in series or massive, and in general, to carry out all operations permitted by the legal provisions. b).- to acquire or offer the shares representing its capital stock in accordance to applicable law, the policies and resolutions of the Board of Directors regarding the acquisition and placement of the purchased own shares through the Mexican stock exchange ("Bolsa Mexicana de Valores, S.A. de C.V:") or through any other exchange markets in which such shares are listed. c).- to enter into all kind contracts and transactions of civil, mercantile, credit, and financial nature including derivative transactions, repurchase agreement ("reporto") and trust ("fideicomiso") in accordance to the law. d).- to enter into all kind of loan agreements and to guarantee and guarantee "por aval" or in any other form, through personal guarantee or "real" guarantee, including as guarantor or joint and several guarantor the fulfillment of the obligations or credit instruments entered into by its subsidiaries, affiliated or associated companies or any other person with the authorization of the Board of Directors. e).- to issue, accept, endorse and guarantee "por aval" negotiable instruments issued by the Corporation's account, its subsidiaries, associated or affiliated or any other third party with the authorization of the Board of Directors. f) to render all kind of services and to carry out analysis and studies with respect to the promotion, enhancement and restructure of its subsidiaries, associated or affiliated companies. g).- to acquire, dispose off, convey, lease, administrate, extend, modify, repair, give maintenance to all kind of real property and personal property. h).- in general, enter into agreements, to carry out transactions and perform all acts necessary or convenient for the achievement of its fundamental purposes.

CLAUSE THIRD.- The domicile of the Corporation is San Pedro Garza Garcia, Nuevo Leon, Mexico and shall not be considered as changed, even though the Corporation establishes agencies or subsidiaries in other places of the Mexican Republic or abroad.

CLAUSE FOURTH.- The duration of the Corporation, shall be 200 years computed from August 27, 1936.

CLAUSE FIFTH.- The Company has a Mexican Nationality: "No foreign person, whether individual or legal entity, may have any corporate participation or become owner of shares of the Corporation. If for any reason, any of the persons set forth above, in any event would acquire a corporate participation or be owner of one or more shares, thus infringing the foregoing paragraph, it is hereby agreed that such acquisition shall be null and void, and therefore, such corporate participation and the instruments represented thereby, shall be canceled and rendered without no value, having it reduced the capital stock in an amount equal to the canceled participation."

In addition to the forgoing, in no case and under no circumstance the following entities may not, directly or indirectly, own shares of the Corporation: a) individual or legal entities, whether foreign or Mexican nationality without foreign exclusion clause; provided, however that such clause should be stated in the By-laws of the acquirer party and in any other corporation or partnership which directly or indirectly is part of the capital stock of such acquirer party; b) groups, units, associations, trusts, and any other entity, with or without legal status, being foreign, admitting foreigners, or which in any manner, directly or indirectly, intervene foreigners or corporation that in any manner foreigners are part thereof (except in the case of trusts formed by the Corporation to issue ordinary share certificates to be placed for the investment public); foreign governments or sovereigns. Any violation to these restrictions will cause the Corporation to declare the acquisition as null and void and repudiate acquirer as proprietary thereof; an no corporate or economic rights part of shares may not be exercised.

SECOND CHAPTER

CAPITAL STOCK AND SHARES

CLAUSE SIXTH.- The capital stock is variable. The minimum capital is in the amount of $324'000,000.00 (Three hundred twenty four Million pesos 00/100 Mexican Currency) represented in 324'000,000 common, registered shares without par value.

The fixed and variable part of the capital stock shall be represented in just one common share Series "A", which shall be divided into Class I representing the fixed part of the capital stock and Class II representing the variable part of the capital stock. Pursuant to the General Law of Commercial Corporations, the share certificates shall not express the amount of the capital stock.

Through resolution of the General Extraordinary Shareholders Meeting, the Corporation may issue shares different from the common shares, if and when such shares are duly authorized by the Mexican Securities and Exchange Commission (Comision Nacional Bancaria y de Valores) and in accordance with the Mexican Securities Exchange Law ("Ley del Mercado de Valores") and in compliance with the provided in Clause Seventh hereof.

In order to cancel the registration of the shares in the Mexican Securities Registry ("Registro Nacional de Valores"), whether by petition of the Corporation through resolution adopted by the General Extraordinary Shareholders Meeting with an affirmative vote of the shareholders with or without entitled to vote representing 95% (ninety five percent) of the capital stock or by resolution adopted by the Mexican Securities and Exchange Commission in terms of the Mexican Securities Exchange Law, the Corporation assumes the obligation to make a public offer having previously cancelled such registration in terms of the Mexican Securities Exchange Law and, in its case, to the general provisions for such effect issued by the Mexican Securities and Exchange Commission, unless the Corporation is exempted to execute such public offer, whether by resolution of the Commission or in the circumstances provided in the mentioned provisions.

Notwithstanding the foregoing, the Corporation shall be exempted to execute public offers referred to in the above paragraph, whenever certifying to the Mexican Securities and Exchange Commission the approved consent from the shareholder representing at least 95% (ninety five percent) of the capital stock of the Corporation, granted by the approved resolution of the Shareholders Meeting in which states that the amount to be offered to the investment public shall not exceed of 300,000 investment units and the Corporation constitutes the trust referred to in Article 108, fraction II of the Mexican Securities Exchange Law and notifies the investment public on the cancellation and formation of such trust as established in the provisions of general nature applicable to securities issuer.

Likewise, once the purchase public offer is made and before canceling the registration in the Registry, the Corporation undertakes the obligation to affect in a trust for a minimum term of six (6) months, the necessary resources to purchase at the same price of the offer, the shares from the investors that failed to attend.

Any transfer of shares in favor of any person or group of persons acting in concert, that accumulates in one or more transactions more than 9.9% (nine point nine percent) of the total outstanding shares shall be subject to the authorization of the Board of Directors.

The first paragraph applies to, including, but not limited to: a) the purchase or acquisition of any title or mean, of Series "A" shares representing the capital stock of this Corporation or any other Series issue or to be issued in the future by the Corporation, including Ordinary Participation Certificates (Certificados de Participacion Ordinaria) which underlying value may be with shares issued by the Corporation; share deposit receipts or any other document representing rights on any share of the Corporation; b) the purchase or acquisition of any kind of right corresponding to holders or proprietors of Series "A" shares or any other share Series issued by the Corporation in the future; c) Any Agreement, Covenant or legal act which intends to limit or resulting from the transfer of any other right or authority corresponding to stockholders or shareholders of the Corporation, including financial instrument or operations derived thereof, as well as any act involved in any loss or limitation of voting rights granted by the shares representing the capital stock of the Corporation; and d) Purchase or acquisition intended by one or more interested parties acting or linked to each other, de facto or de jure, to take decisions as a group, partnerships or consortium.

The affirmative, prior, and written resolution adopted by the Board of Directors referred to herein, shall be indistinctly required if the purchase or acquisition of any share, securities and/or rights will be executed in or out of the Stock Exchange, directly or indirectly through public offer, private offer or any other modality or legal act, in one or several transaction of any legal nature, simultaneously or successive, in Mexico or abroad.

Also, the affirmative, prior and written resolution adopted by the Board of Directors shall be required to enter into Agreements, Covenants, and any other legal act of any nature, whether oral or written, by virtue thereof in which certain mechanisms or voting association agreements form or adopt to be exercised in one or several Shareholders Meeting of the Corporation when the number of votes grouped result in an equal or higher number to any percentage of the total shares representing the capital stock of this Corporation which is equal to or higher than 9.9% (nine point nine percent) or any other multiple of 9.9% (nine point nine percent) of the capital stock. A minority director's appointment agreement shall not be understood as an agreement mentioned herein. Such agreements shall be subject to the Mexican Securities Exchange Law and shall not be enforceable as to the Corporation in prejudice of the other shareholders or estate interest or the business of the Corporation.

The written application to acquire shares shall be submitted by the interested party upon consideration of the Board of Directors of the Corporation which shall be delivered to the Chairman of the Board with copy to the Secretary; in the understanding, however that, any misrepresentation by applicants and/or legal representatives will turn into criminal sanctions and be responsible of prejudice therefrom including moral hazard to the Corporation, its subsidiaries and affiliates. Such application shall include, as a minimum, including, but not limited to, the following information provided under oath: a) Number, Series, Class of shares involved and pretended legal act or acts; b) Applicant or applicants' identity and nationality, if applicant act by itself/themselves or in its/their own, whether as mandatary, shareholder, commission agent, fiduciary, trustor, trustee, member of the Technical Committee or its equivalent, trustees, or agents from third parties, and if acting with or without third party representation in Mexico or abroad; c) Identity and nationality of the partners, shareholders, attorneys-in-fact, principals, fiduciaries, trustors, trustees, members of the Technical Committee or its equivalent, assignee, and applicants' agent in Mexico or abroad; d) Identity and nationality of whoever take control of applicants, directly or indirectly through commission agents, fiduciary, trustor, trustees, and other entities or persons mentioned in paragraphs b) and c) above; e) Those persons mentioned above that might be related with each other, spouse or are have blood relationship, affinity or civil relationship in fourth degree; f) Those mentioned above who have or not competitors in this Corporation or its subsidiaries and affiliates, and if they keep any legal, economic, or in fact relationship with any competitor, client, supplier, creditor or shareholder or at least 5% (five percent) of the capital stock of the Corporation, its subsidiaries or its affiliates; g) Individual participation already own, directly or indirectly, by the applicants and any of the mentioned above in the shares, securities, rights, and mechanisms or voting partnership agreements referred to in this Clause; h) The origin of the funding pretended to pay the transaction subject matter of the application, shall specify the identity, nationality, and other information as to who is providing or will provide such funding; shall explain the legal nature and conditions of such funding or contribution, including a description of any kind of guarantee to e granted; and also reveal if such person or person are, directly or indirectly, competitors of this Corporation or its subsidiaries or affiliates; or if they keep a legal, economic or fact relationship with ay competitor, client, supplier, creditor, or shareholder or proprietary of at least 5% (five percent) of the capital stock of the Corporation, its subsidiaries or affiliates; i) The purpose of the transaction or transactions to be executed; and if any of the applicants have the intention to continue acquiring, directly or indirectly, shares and additional rights referred to in the application, and in its case, pretended custody or voting percentage; if the intention is to acquire 30% (thirty percent) or more of the capital stock or control of the Corporation via share acquisition, mechanisms or voting partnership agreement or any other mean; and j) In its case, any other additional information or documentation required by the Board of Directors to adopt a resolution. This information or documentation shall be requested by the Board within the following 30 (thirty) business days of the application.

In the event of any purchase or acquisition of shares or if a restricted agreements is entered as the ones mentioned in this Clause without considering the requirement to obtain the affirmative, prior, and written resolution of the Board of Directors of the Corporation and in its case, comply with the provisions cited above, the shares, securities and rights subject matter of such purchase, acquisition or agreements, shall not grant any voting right or authority in the Shareholders Meeting of the Corporation, neither exercise any corporate right that may correspond to such shares or rights. Therefore, in such events, the Corporation shall not register, acknowledge, set a value to the share deposit receipts issued by any credit institution or the securities deposit in the country, to certify the attendance right for a Meeting. Such shares, rights or securities to be registered in the Share Registry carried by the Corporation shall not be registered; or in its case, the Corporation will cancel the registration in the Share Registry carried by the same.

The holders and proprietary of shares of any Series representing the capital stock paid of this Corporation, as well as its securities, documents, agreements, and covenants referred to herein, by the very fact of being holders of such shares, expressly agree to comply with the provided in this Clause and with the resolutions taken by the Board of Directors thereof. Likewise, such holders accept that the Board of Directors carries out all kind of investigations and information requirements to verify compliance of this clause and, in its case, comply with the then applicable legal provisions. For purposes of these by-laws, it shall be considered except for contrary evidence that the Directors of the Corporation violate their loyalty if attempt against, promote, encourage or permit any supposition or circumstance de facto or de jure contravening the terms or purposes of this Clause, and shall not be entitled to any indemnification or benefit on account of the corporation patrimony, including insurance premiums of costs and expenses of any transaction agreement.

The Board of Directors, once taken the corresponding determination in terms hereof, may evaluate among other aspects, the following: i) The expected benefit for the development of the Corporation, ii) The increase featured in the value of the shareholders investment; iii) protection of the minority shareholders other than the qualified; iv) If presumed purchaser or acquirer is a direct or indirect competitor of the Corporation or its subsidiaries and affiliates or if it is related to any competitors of the Corporation or its subsidiaries and affiliates; v) That applicant had complied with the requirements provided in this Clause when requiring certification for each 9.9% (nine point nine percent) of the capital stock to be acquired and other applicable legal requirement, vi) the protection of the workers' rights of the Corporation and its subsidiaries; viii) Keep an adequate investment basis; and ix) Any other requirements deemed appropriate by the Board of Directors including the possible a third party request for an opinion on the price reasonability or claims from the interested party.

The Board of Directors shall resolve all the petitions referred to herein within the following three months to the date in which the application or applications were filed. In any event, if the Board fails to resolve the application or applications in the aforementioned term, shall be considered as if the Board has denied the authorization. Likewise, since this a strategic matter of the Corporation, the Board may reserve disclosure of such event to the investment public.

For purposes of this clause, the acquisition of shares or rights on the shares, as well as the securities, documents, agreements and covenants referred to in the second paragraph hereof, besides of the ownership and co-ownership of the shares, also includes usufruct, bare owner, usufructuary, loan, securities repurchase agreement ("reporto"), pledge, possession, fiduciary ownership or any rights derived from trusts or similar concept under Mexican or foreign legislation, the authority to exercise or have the probability to determine the exercise of any right as shareholder, the authority to determine the alienation and transfer in any manner of the shares or any right derived therefrom, or to have the right to receive the benefits or proceeds from alienation, sale, and usufruct of the shares and rights derived therefrom.

In order to determine if the percentage and amounts referred herein are reached or exceeded, have to group, in addition to the shares or rights owned by proprietaries or holders the persons pretending to purchase or acquire shares or rights thereof, the following shares and rights: a) the shares or rights pretended to be acquired; b) the shares or rights owned by legal entities through which the presumed acquirer, acquirers or persons referred to herein, have a direct or indirect participation; or having entered an agreement, covenant or arrangement, whether direct or indirect, by virtue of which may exercise any right or authority of such legal entity due to its ownership of shares or rights, including the supposition of Meaningful Influence or Executive Authority ("Influencia significativa o Poder de Mando") in terms of the Mexican Securities Exchange Law; c) acts or rights on any share subject to Trusts or similar concepts in which the presumed acquirer or acquirers, relatives to fourth degree or any person acting on account of or by virtue of an agreement, covenant or arrangement entered with presumed acquirer or referred relative; d) acts or rights on shares owned by relatives to fourth degree of the presumed acquirer; and e) shares or rights owned by individuals by virtue of any act, agreement or covenant entered with presumed acquirer or any other individual or legal entity referred to in paragraphs b), c), and d) above; or related to any of these entities that may affect or determine the exercise of any authority or right corresponding to such shares or rights.

The provisions of the Clause shall not be applicable to: a) hereditary transfer of shares; and b) increases to the percentage of share equity due to any decrease or increase of the capital stock resolved by the Shareholder Meeting of the Corporation, except for any merger with companies incorporated to another corporate group other than the Corporation.

CLAUSE SEVENTH: For as long as shares representing the capital stock of the Corporation are registered in the Mexican Securities Registry, the Corporation, prior express authorization of the Mexican Security and Exchange Commission, may, and without regard to the provisions of article 198 of the General Law of Commercial Corporations, issue shares other than common, whenever limited, restricted or non-voting shares including those mentioned in Article 112 and 113 of the General Law of Mercantile Corporations, do not exceed 25% (twenty five percent) of the paid capital stock which the Mexican Securities and Exchange Commission considers as placed among investing public on the date of the public offer according to the general provisions issued by the Commission for such purpose. Notwithstanding the foregoing, the Mexican Security and Exchange Commission may authorize the limit mentioned if and when the issuance considers any kind of shares necessarily convertible into common in a not exceeding term of five years computed from the time of its placement or are shares or investment instruments which limit voting rights depending on holders' nationality. Non-voting shares shall not be computed for purposes of computing the quorum of the Shareholders Meetings, while limited or restricted voting shares shall only be computed to legally session at the Shareholders Meetings to which such holders shall be called to exercise their voting right.

CLAUSE EIGHTH: The Corporation may acquire representing shares from its corporate capital or credit instruments, as well as the financial instruments derived thereof or optional certificates derived from such shares payable in specie, without regard to the prohibition mentioned in Article 132 of the General Law of Mercantile Corporations in accordance with the Mexican Securities Exchange Law and other general provisions issued by the Mexican Securities and Exchange Commission.

The General Ordinary Shareholders Meetings shall expressly determine for each year, the maximum funding which may be available to purchase its own shares or credit instrument representing such shares, with the only limitation that the aggregate amount of such funding may be devoted to such purpose, but in no event shall exceed the total balance of the net profits of the Corporation, including the retained profits.

A Board of Directors resolution is not required to purchase or sell the Company's own shares, however such Board shall have the authority to advise the General Ordinary Shareholders Meeting for each year, the maximum amount of funding available to this purpose.

Likewise, the Board of Directors shall designate the person or persons responsible to handle the funding for the acquisition and offering procedure the Corporation own shares, complying, in every instance, with the acquisition and offering policies adopted by the Board of Directors, as well as to the resolutions adopted by the Board of Directors based thereon and instruct the purchase and offering of such shares.

As long as the shares remain in the Corporation, such shares shall not be represented, nor voted in the Shareholders Meetings, and no monetary social rights of any kind may be exercised.

The shares issued by and owned by the Corporation and the credit instruments representing such shares that remain in the Corporation, or in its case, issued but not registered shares kept in treasury may be offered to the investing public, without being necessary any kind of resolution adopted by the Shareholders Meeting or the Board of Directors. For purposes hereof, the preferential right provided in the General Law of Mercantile Corporation shall not apply.

Legal entities under the control of the Corporation may not, directly or indirectly, acquire representing shares of the corporate capital of the Corporation nor credit instruments representing such shares, except for any acquisition executed through investment corporations.

The acquisitions or alienations executed on financial instruments or optional certificates having representing shares derived thereof the capital stock of the Corporation, and payable in specie, shall not be subject to be acquired in the national securities exchange, and that the acquisition, and in its case the alienation in the securities exchange is executed at a market price except for public sale or auction authorized by the Commission.

Fiduciaries from trusts formed with the purpose to establish stock purchase option plans for employees and from the pension, retirement, or seniority premium funds of the Corporation or from legal entities under control of the Corporation and any other fund with similar purposes, formed, directly or indirectly by the Corporation, may only alienate or acquire from the Corporation shares representing its capital stock or credit instruments represented by or option certificates or financial instruments having representing shares derived thereof the capital stock of the Corporation or credit instruments represented in public sale or auction authorized by the Mexican Securities and Exchange Commission subject to the provided in Article 366 of the Mexican Securities Exchange Law.

In the event that shares representing the capital stock of the Corporation ceased to be registered in the Mexican Securities Registry, provisions of this Article shall not apply, and the Corporation shall be subject to the provisions of article 134 of the Mexican General Law of Commercial Corporations with respect to the acquisition of its own shares from capital stock, and in the event of amortization of shares with distributable profits, the Corporation shall abide by the provisions of article 136 of such law.

CLAUSE NINTH: For purposes of any increase and decrease of the capital stock, the following rules must be complied: I. Regarding any increase or decrease of the fixed minimum portion of the capital stock, the resolution shall be taken by the Extraordinary Shareholders Meeting, with the corresponding statutory amendment of the corporate by-laws. Such Shareholders Meeting shall, in such event, be formalized before a Notary Public and registered before the Registry of Commerce of the corporate domicile. II. If the increase or decrease of the capital stock is in its variable portion, such increase or the decrease may be resolved by the General Ordinary Shareholders Meeting, and the Minute of the Meeting, which resolved such increase or decrease, shall be formalized and without being necessary to register such resolution before the Registry of Commerce of the corporate domicile. Notwithstanding the foregoing, a resolution from the General Ordinary Shareholders Meeting shall not be required when the capital is decreased as mentioned in the Mexican Securities Exchange Law related to the acquisition executed by the Corporation of the corresponding representing shares of its stock capital. III. No increase in the capital stock may be decreed until the shares representing the last increase agreed has been subscribed and paid in full or until such shares have been cancelled. The General Shareholders Meetings authorizing the increase of capital stock shall also determine the terms and conditions to carry them out.

The capital stock may be increased by ulterior contributions of the shareholders, capitalization of the accounts referred to in article 116 of the Mexican General Law of Commercial Corporations, or capitalization of liability accounts of the Corporation. In the event of capital increase as a consequence of a capitalization of accounts of the stockholders equity, all outstanding shares shall be entitled to the corresponding proportional part of the shares issued to reflect the increase.

Except for increase in capital through public sale or offering of own shares previously acquired by the Corporation, the Shareholders shall have the preemptive right to subscribe the shares issued within each Series as a consequence of the increases of the capital stock that have been approved, in proportion to the number of shares of the respective Series, having to exercise such preemptive right within the following fifteen days period from the date of the publication in the official gazette of the corporate domicile, on regard to the resolution of the Meeting that resolved the increase,. However, if at the Meeting which decreed the increase, the totality of the shares constituting the capital stock were represented, such fifteen day term shall run and be counted as from the date the Meeting took place and the Shareholders will be considered as notified of such resolution at that time, and such publication shall not be necessary. Regarding the shares to which the Shareholders failed to exercise their preemptive right within the term mentioned above, the Board of Directors shall be authorized to determine the person or persons to whom the non-subscribed shares shall be offered to for subscription and payment.

The capital stock may be decreased in the following events: (a) to absorb losses; (b) by reimbursement to the shareholders; (c) To amortize shares with distributable profits; (d) by release granted to the shareholders from unpaid payments; (e) to exercise the right of separation / severance ("derecho de separacion") in terms of Article 206 of the General Law of Commercial Corporations and [sic](e) Due to the purchase of shares made by the Corporation on account of its capital stock for representing shares of its capital stock in term of Article Eighth hereof.

Decreases of the capital stock to absorb losses shall be carried out and in a strictly proportional manner among the shareholders, without the need to cancel and exchange outstanding shares, since such shares have no par value.

In the event of reductions of the capital stock by reimbursement to the Shareholders, the designation of the shares to be canceled shall be made by raffle before a Notary Public or an authorized mercantile official ("corredor titulado"). Resolutions on decreasing the capital by reimbursement to shareholders shall be published three times in the Official Gazette of the corporate domicile, elapsing ten days between each publication.

The capital stock may be decreased by the amortization of shares with distributable profits in terms of article 136 of the Mexican General Law of Commercial Corporations. The amortization shall be carried out, at the election of the General Extraordinary Shareholders Meeting through: (a) the acquisition of shares in public sale made at the Stock Exchange, at a market price and according to the method determined by the Shareholders Meeting, which may delegate such authority to the Board of Directors; (b) in a proportional manner among the shareholders, to the effect that, after the amortization is made, the shareholders will keep the same percentages regarding the capital stock that they held before. Amortized shares shall be canceled and the capital stock shall be reduced according to the provisions of this Article.

The reduction of the capital stock made by release granted to the shareholders for non-made payments, must be published three times in the official gazette of the federal entity in which the Corporation has its domicile elapsing 10 days between each publication.

In terms hereof and Article 50 of the Mexican Securities Exchange Law, shareholders are not entitled to totally or partially withdraw their contribution, therefore the General Law of Mercantile Corporation shall not be applicable.

Except for the capital stock changes derived from the purchase or sale of own shares executed by the Corporation in term of clause Eighth hereof and other provisions of the Mexican Securities Exchange Law, all increase or decrease in the variable part of the capital stock should be registered in the Capital Variations Book carried by the Corporation for such purpose.

CLAUSE TENTH: The Corporation may issue non-subscribed shares kept by treasury to be offered to the public, whenever all terms and conditions of the Mexican Securities Exchange Law are complied with for such effects.

CLAUSE ELEVENTH: Final share certificates shall be issue within a term not greater than one hundred eighty calendar days, computed from the date in which their issuance or exchange was resolved. Provisional certificates may be issue and shall always be nominative and exchanged for final certificates in due course. Final share certificates and provisional certificates may include one or more shares, shall include the requirements established in article 125 of the General Law of Commercial Corporations and shall contain the text of Clause Sixth of these By-laws, share certificates shall have attached numbered coupons for the payment of dividends, and the autograph signature of any two Directors, or the autograph signature of one such administrators and the other in facsimile form, provided that, in the latter case, the original of the corresponding signatures has been be deposited at the Public Registry of Commerce at the corporate domicile of the Corporation.

The shares to be deposited in an institution for securities deposit may be represented in multiple certificates or in one single certificate covering part or all shares subject matter of the issuance and deposit.

In such event, the certificates representing such shares shall be issued with an statement to be deposited in an institution to deposit securities, it shall not be necessary to include in such document the name, domicile, or the nationality of the holder or holders.

The Corporation shall hold a Share Book as prescribed by Article 128 of the General Law of Commercial Corporations, and the Corporation shall only recognize as holder of the representing shares of its corporate capital those persons registered in such Book, except in the events of those shares deposited in any institution for securities deposit in terms of the Mexican Securities Exchange Law. The Corporation will know as shareholder, only those individuals certifying such capacity with the respective deposit receipt, attached with the corresponding shareholders list in terms of the Mexican Securities Exchange Law.

The Corporation may, under the corresponding legal terms, entrust institutions for the deposit of securities, the registry of shares and the performance of the respective registrations in the same.

CHAPTER THIRD

GENERAL SHAREHOLDERS MEETINGS

CLAUSE TWELFTH: The General Meeting is the supreme authority of the Corporation and may resolve and ratify all the acts and operations of the same. Its powers shall not have any limitation other than those established by law.

CLAUSE THIRTEENTH: General and Special Shareholders Meetings shall be held at the corporate domicile of the Corporation, except for Acts of God or Force Majeure. The General Shareholders Meetings may be Ordinary and Extraordinary.

I. General Ordinary Shareholders Meetings shall be held: 1) Once a year within the first four months of the closure of each fiscal year, in order to discuss: a) Annual reports on activities corresponding to the Corporate Practices Committee, to the Audit Committee and in its case, the other Committees of the Board of Directors; b) Annual report from the General Director attached with the external audit opinion; c) The opinion of the Board of Directors on the content of the annual report submitted by the General Director; d) The report mentioned in article 172 paragraph b) of the General Law of Commercial Corporations which include the main policies and accounting principles followed in the preparation of the financial; e) The report on the operations and activities in which the Board of Directors had intervened according to the established in the Mexican Securities Exchange Law; f) Apply the income statement; g) The maximum funding amount to purchase own shares or credit instruments representing such shares, restricted to the addition of all funding destined to this purpose, in any event shall exceed the total balance of the net profits of the corporation, including retained earnings; h) Elect and dismiss the members of the Board of Directors, in its case, qualify the independency of the corresponding members and determine its remuneration; and i) Designate and/or dismiss the Chairman of the Corporate Committee and the Audit Committee.- 2) At any time whenever called: a) To approve the operations carried by the Corporation or the legal entities under control thereof, during a fiscal year whenever representing twenty percent or more of the consolidated assets of the Corporation based on the corresponding figures at the closure of the immediate previous quarter, which, due to its characteristics may be considered as one transaction, voting shareholders, including restricted or limited may be able to vote in such meetings; b) To approve increase or decrease of the capital stock in its variable part, its corresponding minute shall have to be recorded except for the events provided in Clause Eighth, and c) Any other topic not in competence of the Extraordinary Shareholders Meeting as well as any other matter of its competence according to the applicable legislation and these by-laws.

II. General Extraordinary Shareholders Meetings shall be held at any time whenever called to discuss: a) the matters mentioned in Article 182 (one hundred eighty two) of the Mexican General Law of Commercial Corporations; b) on the amortization of the shares issued by "VITRO", S.A. DE C.V., with distributable profits pursuant to Article 136 (one hundred thirty six) of the same law, and c) Approve the maximum capital increase and the conditions in which the non-registered shares issues shall have to be done to be kept in the treasury of the Corporation in terms of the Mexican Securities Exchange Law; d) The cancellation of the registry of shares of the Corporation in the Mexican Securities Registry, in the understanding, however, that in event the affirmative vote of the shareholders with or without voting right representing at least 95% (ninety five percent) of the capital stock and prior approval from the Mexican Securities and Exchange Commission; e) To approve clauses establishing measures trend to prevent the acquisition of shares that grant the control of the Corporation by third parties or shareholders, whether directly or indirectly in terms of the Mexican Securities Exchange Law, if and when ninety five percent of the attending members voted in favor; and f) Any other matter of their competence with the applicable law and these By-laws.

Special Meetings shall be those held pursuant to article 195 (one hundred ninety five) of the Mexican General Law of Commercial Corporations.

CLAUSE FOURTEENTH: Calls for Ordinary, Extraordinary, and Special Meetings shall be made by a) the Board of Directors through its Chairman or Secretary; b) The Corporate Practices Committee or c) The Audit Committee. Without prejudice of the foregoing, shareholders holding voting shares, including limited or restricted shares, who individually or jointly hold at least ten percent of the capital stock may request to the Chairman of the Board of Directors, to the Chairman of the Corporate Practices Committee or to the Chairman of the Audit Committee, to call a General Shareholders Meeting without executing the terms provided in Article 184 of the Mexican General Law of Commercial Corporations. The call shall be made by publishing a notice in the Official Gazette of the State of Nuevo Leon or in a newspaper of major circulation in this city of Monterrey, which notice shall appear at least fifteen days prior the date of the Meeting. Calls shall include day, place, and hour of the Meeting to be held, it shall also include the Agenda and shall be signed by the person who calls the Meeting. The requisite of the publication of the call shall not be necessary if at the time of voting all shares are represented. The second call made by virtue of lack of quorum pursuant to first call, should be published in the Official Gazette of the State of Nuevo Leon or in any other major circulation newspaper in the city of Monterrey, Nuevo Leon for at least four days before holding the Meeting.

From the time the call is published to hold a Shareholders Meeting, the information and related documents of each item established in the Agenda, shall be provided to the Shareholders immediately and free of charge, as well as the forms referred to in the Mexican Securities Exchange Law.

CLAUSE FIFTEENTH: In order to attend the Meetings and for any act in which the Shareholders have to evidence their capacity as such, its registration in the Shares Book shall be verified, or in its case, show the certificate or certificates of shares they hold to update the registry or certify the share ownership in terms of the Mexican Securities Exchange Law. In order to attend and participate at the Meetings, shareholders shall obtain from the Secretary of the Corporation, the corresponding certificate to have access to the Meetings forty eight hours before holding the Meeting at least.

The Shareholders may be represented by persons certifying their capacity through a power-of-attorney prepared by the Corporation according to the provisions of the Mexican Securities Exchange Law, which shall be available by means of brokers of the securities exchange or by the Corporation from the time the call for the Shareholders Meeting is published. The Secretary of the Board of Directors shall certify its compliance to the provided in this paragraph and notify thereof to the Meeting in the respective Minute.

CLAUSE SIXTEENTH: Every Shareholder has the right to attend to a Meeting in which its shares are entitled to vote, either personally or represented by an entity certifying its capacity with a simple proxy signed by two witnesses, or a attorney-in-fact with a special or general power-of-attorney in terms of Law or by a power-of-attorney conferred in forms prepared by the Corporation in terms of the foregoing clause. Legitimate representatives, tutors, guardians, and executors may attend the Meeting on behalf of their represented parties.

CLAUSE SEVENTEENTH: The General Ordinary Shareholders Meeting shall be legally installed by virtue of a first call, if the attending Shareholders represent at least 50% (fifty percent) of the total issued common shares. In the event of a second call or subsequent call, the Ordinary Meeting shall be legally installed with any number of common shares represented by the attending Shareholders. General Extraordinary Shareholders Meeting shall be legally installed by virtue of first call or subsequent call, if the attending Shareholders represent at least three fourths of the capital stock; and by virtue of a second or subsequent call, if the attending shareholders represent at least 50% (fifty percent) of the shares entitled to vote.

The General Ordinary and Extraordinary Shareholders Meeting shall be legally installed without a call if all voting shares are represented therein and are able to resolve any matter if at the time of voting the entire shares remain represented.

CLAUSE EIGHTEENTH: The Meeting shall be presided by the Chairman of the Board of Directors or by the person whom usually substitutes him in his absence, and in absence of both, the Meeting shall be presided by the Shareholder appointed by the attending shareholders. The Secretary of the Meeting shall be that of the Board of Directors and in his absence, the person appointed by the majority of the attending shareholders. The Chairman shall designate one or two Tellers from the attending shareholders. Voting shall be by show of hands, unless at least three shareholders request to be nominal. If for any reason the matters listed in the Agenda can not be dealt on the date for which the Meeting was called, such Meeting may reconvene on the dates so resolved without need of a new call. The members of the Board of Directors, the General Director and the individual designated by the legal entity who renders external audit services may attend the Shareholders Meetings of the Corporation.

CLAUSE NINETEENTH: At the General Ordinary and Extraordinary Meetings, each common share is entitled to one vote. Likewise, each restricted or limited voting shares is entitled to vote in the corresponding Shareholders Meeting entitled to one vote. In the event of Ordinary Meetings, resolutions shall be valid when adopted by majority of votes of the attending Shareholders entitled to vote. At Extraordinary Meetings met by virtue of first call, resolutions shall only be valid when adopted by shareholders representing at least 50% (fifty percent) of all shares entitled to vote in the matter under consideration, except for paragraph d), section II, Clause Thirteenth, in which the 95% (ninety five percent) of the affirmative vote from shareholder entitled or not to vote is required. Whenever the Extraordinary Meetings meet by virtue of a second or subsequent call, the resolutions shall be valid if adopted by at least 50% (fifty percent) of all shares entitled to vote on the matter under consideration, except for paragraph d), section II, Clause Thirteenth, in which the 95% (ninety five percent) of the affirmative vote from shareholder entitled or not to vote is required.

CLAUSE TWENTIETH: The minutes of the Meetings shall be transcribed in the respective Book and signed by the Chairman and the Secretary of the Meeting

If for any reason the Shareholders Meeting legally called is not installed or if it is installed but without the necessary quorum to adopt resolutions, a minute shall be draw up and filed in the corresponding book.

If for any reason the Meeting minute cannot be draw up in the corresponding book, then the minute should be recorded before a notary public.

CLAUSE TWENTY-FIRST: At special meetings, the same rules established in clauses seventeenth and nineteenth above for general extraordinary meetings shall apply, as modified by the corresponding special category of shares.

CHAPTER FOURTH

MANAGEMENT AND SURVEILLANCE

CLAUSE TWENTY SECOND: The Corporation shall be managed and governed by a Board of Directors and a General Director in its respective competence scenarios. The Board of Directors shall be comprised by the number of members agreed by the General Ordinary Shareholders Meeting but in any moment may exceed 21 members, which at least twenty five percent shall be independent. The General Ordinary Shareholders Meeting shall be empowered to designate an Alternate Director for each Proprietary Director in order to substitute them on temporary or final absences. Alternate Directors pertaining to Independent Proprietary Directors shall have the same capacity in terms of the applicable provisions of the Mexican Securities Exchange Law. The Shareholder Meeting in which the members of the Board of Directors, are designated or ratified, shall qualify the independence of the Independent Directors. Such Meeting shall fix remuneration for the Administrators, and distribute it according to the Board of Directors resolution. Administrators shall be elected by the General Ordinary Meeting by majority of votes and shall last in their position for one year and may be reelected. Directors may continue in the performance of their duties although the term has concluded or by resignation to their position up to a thirty calendar day term in absence of a substitute or if such has not assumed his post. The Board of Directors, which will ratify such appointments or designate the Substitute Directors in the following Meeting to this event, without prejudice of the right granted to the Shareholders individually or jointly having ten percent of the capital stock, shall designate a member of the Board of Directors in terms established in the Mexican Securities Exchange Law.

In no event, an individual who has held the position of External Auditor of the Corporation or any legal entity that form part of the corporation or consortium to which is a party, during a period of twelve months previous to the appointment date, may be Director of the Corporation.

Directors shall receive as annual compensation for services rendered, cash or specie established by the Ordinary Shareholders Meeting which made the appointment. Such Meeting may delegate in the Board of Directors or at any other body of the Corporation a remuneration program in specie for Directors.

The Board of Directors for the performance of the duties conferred by the Law and these by-laws, shall be aided by the Audit Committee and a Corporate Practices Committee and if so determined, by one or more committees established for such purposes, with the understanding that the Board resolve in that manner, the functions of the present by-laws and the Mexican Securities Exchange Law bestows upon both Committees may be commended to one alone, to the effect that the same develop the activities in terms of governance practices and auditory referred to be the present by-laws and the beforementioned law. The Corporate Practices Committee and Audit Committee shall be comprised of three directors at lease, designated by the Board of Directors upon the Chairman proposal. All member of the Corporate Practices Committee and the Audit Committee shall be independent directors, in term of the Mexican Securities Exchange Law, except in the event an individual or group of individuals hold 50% (fifty percent) or more of the capital stock of the Corporation, since in such event, the Corporate Practices Committee shall be integrated, at least, by the majority of independent directors whenever such circumstance is revealed to the public.

The chairman of the Corporate Practices Committee and Audit Committee, which may be appointed and/or removed by the General Shareholders Meeting may elaborate an annual report on the activities corresponding to such agencies and submit them to the Board of Directors. These reports may contemplate the aspects mentioned in the Mexican Securities Exchange Law for such effect.

The Corporate Practices Committee and the Audit Committee and its respective Chairmen shall have the authorities and obligations established in the corresponding legal provisions, besides of those expressly granted by the General Shareholders Meeting or the Board of Directors.

CLAUSE TWENTY THIRD: Shareholders with voting rights, including restricted or limited right, who individually or jointly at least own ten percent of the capital stock, shall have the right to appoint and revoke a member of the Board of Directors in the General Shareholders Meeting. Such appointment may only be revoked by the other shareholders when at the same time, the appointment of the other Directors is revoked, in such event the alternate directors may not be appointed as such for the following twelve months to the rescission date. The shareholders of the minority, when electing a Proprietary Director, may also designate an Alternate Director, and in such event the Alternate Director duly elected by minority shall only substitute a Director elected by the minority, in his/her absences. The number of members of the Board shall be increased during the period of their office, to satisfy the request of such minority.

CLAUSE TWENTY FOURTH: The Board of Directors may previously determine the dates of meetings, holding at least four sessions per year, and dealing in one of them, medium and long term strategies for the Corporation. May call a session board and include in the agenda any subject that consider pertinent the Chairman of the Board of Director, the Chairman of the Corporate Practices Committee, the Chairman of the Audit Committee, the Secretary of the Board of Director, as well as twenty five percent of the Directors of the Corporation. The external audit of the Corporation may be called to the Board of Directors session as guest, with voice but no vote, refraining to be present in those matters of the agenda which may have conflict of interest or that may jeopardize their independence. The board session may be held at the corporate domicile of the Corporation, or at any other place of the Mexican Republic, as determined in the written call, which shall be delivered to its members at least 5 calendar days prior to the date of the Meeting by e-mail, facsimile, or any other mean; the members of the Board may waive the requirement of the written call and such shall not be required, whenever all its members are present. It shall be deemed as legally installed with the attendance of a half plus one of the numbers of Directors that constitute it and shall take its resolutions by simple majority of votes of the attending Directors. Minutes shall be taken at all Board Meetings to evidence the resolutions duly approved, such Minutes shall be signed by the Chairman and the Secretary. The Board of Directors, without holding a session may, adopt resolutions unanimously from any number of Directors equal to the number of proprietary members designated by the last General Ordinary Shareholders Meeting, such may be proprietary or alternate directors whenever such resolutions are certified by the attending Directors. The adopted resolutions shall be filed in the respective Shares Book and shall include the signature of the Chairman and Secretary of the Board of Directors.

CLAUSE TWENTY FIFTH: The Board of Directors, on its first meeting shall designate among its members a Chairman, whenever such appointment was not made by the General Shareholders Meeting. The Chairman shall preside the Shareholders Meetings and the Board Sessions; shall have casting vote in case of a tie and a quality vote in the resolutions of the Board, may attend with voice but no vote to the Audit Committee sessions, Corporate Practice sessions, and other committees established by the Board of Directors. The Chairman may suggest to the Board of Directors the independent directors integrating the corporate practice committee and the audit committee, as well as provisional directors that in its case correspond to designate to the Board and; in general, shall survey the operations of the Corporation provided for the exact compliance with these By-laws, the Regulations and the resolutions and provisions of the Shareholders Meetings and the Board Meetings. The Chairman shall be the executor of the resolutions of the Board, without prejudice of the authority that the Board may confer to its appointed Special Delegates. The absences of the Chairman shall be filled out by a Director designed by the Board.

The Minutes corresponding to the Board of Directors Meeting shall be authorized by the persons who had acted as Chairman and Secretary of the corresponding Meeting and shall be registered in a specific book for such purposes.

CLAUSE TWENTY SIXTH: The Board shall appoint a Secretary, who may or may not be a Director, who shall not be part of the Board of Directors and shall not be subject to the obligations and responsibilities established by law.

CLAUSE TWENTY-SEVENTH: The appointments of the Chairman and Secretary shall be revocable at any time by Board resolution.

CLAUSE TWENTY-EIGHTH: According to article 152 of the General Law of Corporations, the Directors are not obligated to guarantee the responsibilities they may incur in the performance of their duties.

CLAUSE TWENTY NINTH:- The Board of Directors shall have the following authority and shall be in charge of the following matters:

1. Manage the Corporation's property and business, with the most ample power of attorney for administration, pursuant to the second paragraph of Article 2554 (two thousand five hundred fifty four), of the Civil Federal Code and the correlative second paragraph of Article 2448 (two thousand four hundred forty eight), of the Civil Code of the State of Nuevo Leon and its related articles of the Civil Codes for the remaining States in the United Mexican States and the Federal District.

2. Exercise Acts of Domain regarding real estate or personal property of the Corporation, as well as its real and personal rights in terms of the third paragraph of Article 2554 (two thousand five hundred fifty four) of the Civil Federal Code and the correlative third paragraph of Article 2448 (two thousand four hundred forty eight) of the Civil Code of the State of Nuevo Leon and its related articles of the Civil Codes for the remaining States in the United Mexican States and the Federal District.

3. General Power for lawsuits and collections, with all the general authority, including those which require a special clause in accordance with the law, without further limitation, in terms of the first paragraph Article 2554 (two thousand five hundred fifty four) and Article 2587 (two thousand five hundred eighty seven) of the Federal Civil Code of the first paragraph in Article 2448 (two thousand forty eight) and Article 2481 (two thousand eighty one) of the Civil Code for the State of Nuevo Leon and its related articles of the Civil Codes for the remaining States of the United Mexican States and the Federal District. Including, but not limited to the following: Exercise all kinds of rights and acts before any authority, whether individual or legal entity and represent the Corporation before all kind of national or foreign authority, whether, Federal, State, Municipal or any other venue representing the Corporation, whether it be in voluntary, litigious or mixed jurisdiction, whether civil, criminal, judicial, administrative or labor agencies or authorities, the latter in the Local or Federal Conciliation or Arbitration Board or Arbitration Courts, throughout the Mexican Republic and abroad, including, but not limited to represent the Corporation before the Secretaria de Hacienda y Credito Publico, Secretaria de Eocnomia, Instituto Mexicano del Seguro Social, Instituto del Fondo Nacional de la Viviendo para los Trabajadores, Instituto Mexicano de la Propiedad Industrial, as well as its respective agencies and bureaus, the Secretaria de Relaciones Exteriores in order to prepare rogatory letters by the official means; initiate, continue and conclude all kind of litigious or voluntary proceedings and procedures; to promote, continue, and appear in all kind of suits and proceedings, whether civil, mercantile, administrative, labor, or criminal, including the "amparo" litigation; file and reply lawsuits, put up exceptions, counteract, offer evidences, file all kind of ordinary and extraordinary remedies to appeal all kind of court orders and judgements, whether final or temporary, agreements, resolutions, awards, etc., and/or consent the same; allege in hearings, offer witnesses and cross-examine, appoint experts and oppose to the contrary, remove witnesses; subdue to any jurisdiction; explain and release positions; recuse magistrates, judges, secretaries, and other persons in recusable in law with or without reason or by suggestion of the law; desist from the main purpose, the action and/or instance of all kind of trials and its incidents, of any remedy and even the "amparo" trial, which may be promoted as many times as necessary; give all kind of evidence; name and/or recuse experts; recognition of signatures and documents; object the same and refute false ones, as applicable; receive payments and securities in the event of judicial and extrajudicial collection to be made; sign agreements or covenants of any labor nature; give receipts, compromise and commit in arbitration proceedings; attend to meetings, proceedings, and auctions; make bids, efforts, and better bids, and obtain all kind of assets and title for the Corporation through adjudication; file formal accusations, impeachments, and complaints, whether for facts that may constitute misdemeanor on its own initiative or by a party and constitute as civil offended party in criminal causes and/or cooperate with the Genera Attorney; causes in which may exercise the most ample authority required therein, including, but not limited to, demand payment for moral and/or patrimonial damages and grant pardons when deserved.

4. File, accept, certify, grant, draw, issue, endorse, guarantee or by any other concept register credit instruments;

5. Grant guarantees, bonds, and in general, guarantee including with a pledge or mortgage, third party obligation with or without consideration, and therefore, register credit instruments, contracts and other required documents to grant such guarantees with the limitation kept by law and these by-laws.

6. In terms hereof, contribute with the real property of the Corporation to other companies, and subscribe Shares or take participation or parts of interest in other companies.

7. Grant General and Special Powers of Attorney, conferring to the attorneys in fact the authority deemed necessary within those established in its favor and revoke such powers of attorney with restrictions and limitations appropriate to the power of attorney for acts of domain.

8. To contract with specialized technicians or with other and other corporations, in order for those technicians or companies to render services, either as consultant, or conferring them some of the administration responsibilities.

9. Execute the resolutions of the Shareholders' Meetings and in general carry out the acts and operations necessary or deemed convenient for the corporate purpose of the Corporation, except for those expressly reserved by Law and by these By-Laws to the Shareholders Meeting.

10. Exercise the civil responsibilities acts to hold the patrimony of the Corporation and its controlling legal entities and the other situations required according to the applicable legislation.

11. Establish general strategies to conduct the business of the Corporation and its controlling legal entities.

12. Survey the procedures and conduction of the Corporation and its controlling legal entities, considering the relevance of the latter in a financial, administrative and legal situation of the Corporation, as well as the performance of its relevant officers.

13. Establish and approve the internal regulations and organic statutes to rule the operation, authority, attributions, and duties of the committee or committees established to aid the Board of Directors in its functions.

14. Approve, with prior consent of the competent committee:

a) The policies and guidelines for the enjoyment or use of the goods that integrate the patrimony of the Corporation and its controlling legal entities, through related persons.

b) The transactions, individually, with related persons that intends to enter into an agreement with the Corporation or its controlling entities. The following transactions shall not require approval from the Board of Directors whenever meeting the policies and guidelines approved by the Board:

i. Transactions that, due to its amount, are not relevant for the Corporation or its controlling entities.

ii. Transactions executed between the Corporation and its controlling legal entities or having a significant influence or any of them whenever being in the ordinary course of the business and considered executed at a market price or supported in valuations made by qualified external agents;

iii. Transactions made with employees, whenever made under the same conditions as with any customer or as a result of labor services;

c) The transactions executed, whether simultaneously or successively, that, for its characteristics may be considered as a sole transaction and it controls, during a fiscal year, whenever not used or recurrent or, if the amounts represent, based on the corresponding figures at the closing of the previous immediate quarter in any of the following assumption:

i. Acquisition or alienation of goods with an equal or higher value to five percent of the consolidated assets of the Corporation;

ii. Grant guarantees or liabilities assumptions for a total equal or higher amount to five percent of the consolidated assets of the Corporation.

Except for those investment in debts or banking instruments made according to the policies consented by the Board.

d) Appointment, election and, in its case, remove the General Director of the Corporation and his/her entire retribution, as well as the policies for the  designation and entire retribution of the other pertinent officers.

e) The policies to grant mutual loans or any kind of credit or guarantees to related persons.

f) Exempts for a Director, relevant officer or individual with power of attorney to take advantage of certain business opportunities for itself or in favor of third parties, which correspond to the Corporation or its controlling legal entities or with the ones having significant influence. Exempts for transactions which amount may be lesser than the stated in paragraph c) hereof, may be delegated to the Audit Committee or the Corporate Practice Committee.

g) Guidelines in internal control and internal audit of the corporations and its controlling legal entities.

h) Accounting policies of the Corporation adjusted to the accounting principles recognized or issued by the Mexican Securities and Exchange Commission through general provisions.

i) Financial statement of the Corporation.

j) Contract a legal entity to provide audit external services and, as appropriate, additional or complementary services to external audit.

The Corporation, in addition to the established in number fourteen above, whenever controlling by itself or through its legal entities, intends to hold transactions with related persons that, simultaneously or successively, for its characteristics may be considered as a sole transaction, during a fiscal year, which amount represents, based on the corresponding figures at the closing of the previous immediate quarter, the acquisition or alienation of goods with an equal or higher amount to 10% (ten percent) of the consolidated assets of the Corporation, or grant guarantees or liabilities representing the same percentage, previous the approval of the Board of Directors referred in number fourteen above, shall obtain the opinion of an independent expert appointed by the Corporate Governance Committee on the reasonability of the price and market conditions of the transaction. Such opinion should be considered by the Board of Directors and the aforesaid committee in their deliberations to determine the corresponding transaction, given its importance and submitted for the approval of the Shareholders Meeting.

The foregoing shall not apply to the operations executed by the corporation in terms of number 14, paragraph b), ii.

15. The General Shareholders Meeting in session shall be hold due to the closure of the fiscal year and present:

a. The annual reports on the activities corresponding to the Corporate Governance Committee and the Audit Committee.

b. A report from the General Director prepared according to the provisions of the Mexican Securities Exchange Law attached with the external audit report.

c. The opinion of the Board of Directors on the content of the report from the General Director referred to in the preceding paragraph.

d. The report mentioned in Article 172, paragraph b) of the General Law of Commercial Corporations in which the main policies and accounting principles followed by the preparation of the financial information.

e. The report about the operations and activities in which it had part of, according the Mexican Securities Exchange Law.

16. Follow up the main risks that the Corporation and its controlling legal entities may encounter, identified based on the information provided by the committees of the Board, the General Director and the legal entity that provide external audit services, as well as the accounting systems, internal control, and internal audit, record, file or data from all of them that may carry out by means of the Audit Committee.

17. Approve the information and communication policies with the shareholders and the market, as well the Directors and relevant officers to comply with the Mexican Securities Exchange Law.

18. Determine the corresponding shares to cure any irregularity unknown, and implement the corresponding preventive measures.

19. Establish in terms and conditions for the General Directors in the exercise of his/her authority for acts of domain.

20. Order to the General Director to reveal the relevant cases to the public. Without prejudice of the General Director to release important information and events to be revealed according to the Mexican Securities Exchange Law.

21. Contract civil liability insurance for directors, relevant officers, secretary and other officers of the Corporation.

22. Other established by the Mexican Securities Exchange Law or the

Shareholders Meeting or provided by these By-laws according to such law.

All directors shall notify to the Board of Directors those transactions to be entered by the Corporation or its Subsidiaries.

The members of the Board of Directors shall be responsible of the resolutions adopted regarding the matters referred to herein, except for the established in the General Law of Commercial Corporation related to the director that, as exempt, has stated a disagreement at the time of deliberation and resolutions of the pertinent minute.

The members of the Board of Directors shall perform their duties promoting a benefit to the Corporation without favoring certain shareholder or group of shareholders. For such purpose, Directors shall act diligently adopting reasoned decisions and complying with the duties, loyalty and responsibility established in the Mexican Securities Exchange Law, General Law of Commercial Corporations, these By-laws and the Internal Regulations issued by the Board of Directors.

The members of the Corporation shall not individually or jointly incur into any responsibility for damages or prejudices to the Corporation or its controlling legal entities or with a significant influence, as such concept is defined in the Mexican Securities Exchange Law, derived from the acts executed or decisions to be adopted, when acting in good faith, any of the following responsibility exemptions is enabled:

1. Comply with the requirements established in the Mexican Securities Exchange Law, these By-laws or those Internal Regulations issued by the Board of Directors to approve any matter to be known by the Board of Directors, or as applicable, to any committee that is a party.

2. Take decisions or vote in the Board of Directors session or, as applicable, in any committee that is a party based on information provided by the Relevant Officers as such concept is defined in the Mexican Securities Exchange Law or the legal entity that offers external audit services or the independent experts, which capacity and credibility do not have a reasonable doubt.

3. Have selected the most appropriate alternative to the best of their knowledge or negative patrimonial effects have not been predicted in both cases based on available information at the time of the decision.

4. Comply with the Shareholders Meeting resolutions, whenever such are not contrary to law.

The Board of Directors shall be responsible to survey compliance of the Shareholders Meeting resolutions, which may be carried out through the Audit Committee.

CLAUSE THIRTY:- The Chief Executive Officer or General Director shall be appointed by the Board of Directors. The administration, conduction and executions of the business of the Corporation and its controlling legal entities shall be responsibility of the General Director according to the provided by the Mexican Securities Exchange Law subject to the strategies, policies and guidelines approved by the Board of Directors.

The Chief Executive Officer or General Director, without prejudice of the foregoing shall have the following authority, attributions, and duties:

1. To organize, manage and conduct the personnel, assets and businesses of the Corporation according to the instructions of the Board of Directors and to collect and make payments.

2. To enter into agreements, accept, certify, grant, draw, issue, endorse, guarantee or through any other concept register credit instruments and all related documents with its attributions and execute the acts requiring ordinary course of the business.

3. To be in charge of the establishment and organization of the offices of the Corporation, to appoint and remove the Relevant Officers and employees, and to observe their behavior having them under their orders.

4. To address and sign the mail of the Corporation and related documents.

5. To represent the Corporation before Municipal, Federal, and State Administrative and Judicial authorities, with the same authority specified for the Board of Directors in Article Twenty Ninth.

6. To grant General or Special powers of attorney and revoke the same, granting the authority to be considered as convenient, adapting, at any time, the terms and conditions imposed by the Board of Directors to exercise acts of domain.

7. Submit to the Board of Directors for approval, the business strategies of the Corporation and its controlling legal entities based on the information provided by the latter.

8. Comply with the resolutions taken by the Shareholders Meeting and the Board of Directors according to the instructions, as applicable, issued by such Meeting or Board.

9. Suggest to the Audit Committee, the guidelines for the internal control system and the internal audit for the Corporation and its controlling legal entities, as well as to executed the guidelines duly approved by the Board of Directors.

10. Register relevant information of the Corporation along with the Relevant Officers in charge of its preparation in its competence area.

11. Release any relevant information and events to be revealed to the public, as provided in the Mexican Securities Exchange Law.

12. Comply with the provisions related to the acquisition and offering transactions of shares owned by the Corporation.

13. Execute by itself or through an authorized agent, in its competence area o instructed by the Board of Directors, the appropriate preventive measures and responsibilities.

14. Verify that all contributions made to the capital by the shareholders are entered.

15. Comply with all legal and statutory requirements established with respect to dividends paid to shareholders.

16. Ensure to keep accounting, registry, file or information system of the Corporation.

17. Elaborate and submit to the Board of Directors the report mentioned in Article 172 of the General Law of Commercial Corporations, except to the established in paragraph b) of such rule.

18. Establish mechanisms and internal controls to verify that the acts and operation of the Corporation and its controlling legal entities comply with the applicable regulation, as well as to follow up the results from such mechanisms and internal controls and take the appropriate measures.

19. Exercise the responsibility acts established in the Mexican Securities Exchange Law, against the related persons or third parties who caused a damage to the Corporation or its controlling legal entities or that have a significant influence, unless as determined by the Board of Directors of the Corporation and prior opinion of the Audit Committee, the damage is not relevant.

20. To approve the use or disposal or any real state owned by the subsidiaries of the Company with a book value grater than US$10,000,000.00 .

21. The others established by law or provided herein.

The Chief Executive Officer, in the performance of his/her duties and activities, as well as to comply with the obligations established by law, shall be aided by the Relevant Officers previously designated for such purpose and from any employee of the Corporation or its controlling legal entities.

The Chief Executive Officer may attend with voice but no vote to the Audit Committee, Corporate Practice and other committees meetings, the members of the Committees may request to the Executive Chief Officer to be out of the deliberation or voting of some issues.

CLAUSE THIRTY FIRST:- There is no establish the obligation for the Chief Executive Officer and any relevant to guarantee the responsibilities that they may incur in the performance of their duties.

CLAUSE THIRTY SECOND:- The surveillance, conduction and execution of the business of the Corporation and its controlling legal entities, considering the relevance of the latter in the financial, administrative and legal situation of the Corporation, shall be vested by the Board of Directors through the Corporate Governance Committee and the Audit Committee, as well as by the legal entity executing the external audit of the Corporation, each in their relevant competence, as provided in the Mexican Securities Exchange Law for such effect.

CLAUSE THIRTY THIRD:- Considering that the Corporation is Sociedad Anonima Busatil in terms of the Mexican Securities Exchange Law, shall not be obligated to appoint one or more examiners, therefore, the pertinent articles of the General Law of Commercial Corporation shall not apply.

CHAPTER FIFTH

FISCAL YEAR, FINANCIAL STATEMENTS AND PROFIT AND LOSS DISTRIBUTION

CLAUSE THIRTY FOURTH: The fiscal year shall last one calendar year, from January one through December thirty one of each year.

CLAUSE THIRTY FIFTH: The annual net profits obtained shall be distributed in the following manner: I.- 5% (five percent) of the net profits shall be set aside to form the Legal Reserve Fund, until such reserve equals at least 20% (twenty percent) of the Capital stock. II.- From the remainder, the amounts established by the Meeting may be segregated, in order to create the Corporation's Share Purchase Reserve and other Reserve Funds. III.- The remainder shall be distributed among the Shareholders holding Common Shares, in proportion to the number of their Shares, corresponding to each Share an equal sum.

CLAUSE THIRTY SIXTH: The founders do not reserve for themselves any special participation in the profits of the Corporation.

CLAUSE THIRTY SEVENTH: In the event of losses, such shall be distributed among the shareholders in proportion to the number of their shares, since the obligation of the Shareholders is limited to the payment of their capital contributions.

CHAPTER SIXTH

DISSOLUTION AND LIQUIDATION OF THE CORPORATION

CLAUSE THIRTY EIGHTH: The Corporation shall be dissolved in advance pursuant to Fractions (II) second, (III) third, (IV) fourth, and (V) fifth of Article 229 (two hundred twenty nine) of the General Law of Commercial Corporations.

CLAUSE THIRTY NINTH: Once the Corporation is dissolved, the Meeting, by majority of votes, shall appoint one or several Liquidators. Liquidators shall be of Mexican nationality. If several liquidators were appointed, their resolutions shall be adopted by majority of votes. The Meeting shall establish the term in which the Liquidators should conclude their commitment and shall establish their corresponding compensation.

CLAUSE FORTIETH: The Liquidators shall carry out the liquidation of the Corporation, under the following basis: I.- They will conclude pending businesses in the most convenient manner. II.- They will produce the Balance Sheet, collect and pay debts, selling the properties of the Corporation if necessary for such purpose. III.- The liquid assets resulting from the liquidation, shall be distributed among the Shareholders, either in kind, selling it and distributing its proceeds, or performing whatever transaction resolved by the General Shareholders Meeting representing at least 50%(fifty percent) of all shares. In any event, the distribution of the liquid assets shall be made among the holders of Common Shares, corresponding to each share an equal part of such distribution.

CLAUSE FORTY FIRST: The General Meeting shall have during the liquidation, the necessary powers to determine the rules that shall govern the activity of the Liquidators, in addition to the legal provisions and the provisions established in these By-laws. The Meeting shall be called during the liquidation by any of the Liquidators or by the Examiner, since the Examiner shall perform during the liquidation and regarding the Liquidators, the same duties that he usually performed during the life of the Corporation regarding the Board.

CLAUSE FORTY SECOND: For anything not expressly provided in these by-laws, the provisions of the General Law of Commercial Corporations and the Mexican Securities Exchange Law shall govern. The interpretation and fulfillment of these By-laws, the Shareholders, by the mere fact of subscription, acquisition or holding of shares representing the capital stock, become expressly subject to the jurisdiction of the competent courts of the City of Monterrey, Nuevo Leon, Mexican Republic, waiving therefore to the jurisdiction that may correspond to them by reason of their present or future domicile.